Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	October 21, 2008

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES THIRD QUARTER RESULTS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended September 30, 2008.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2008 were $.82. On the same basis, net income in the recent quarter totaled $91 million. GAAP-basis net income for 2008’s third quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was .56% and 5.66%, respectively.
     As previously disclosed in M&T’s Form 8-K filed with the Securities and Exchange Commission on September 12, 2008, a non-cash charge for other-than-temporary impairment of the value of preferred stock holdings of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) was recognized in the recent quarter. That charge reduced net income and diluted earnings per share by $97 million and $.88, respectively.
     René F. Jones, Executive Vice President and Chief Financial Officer, commented, “Our third quarter results are just what you would expect from M&T, steady performance during times of economic

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M&T BANK CORPORATION
turmoil. We continued to experience growth in our core deposits, which increased for the fourth consecutive quarter. That growth was particularly strong during September, when markets were significantly disrupted. Our interest margin remained stable as compared with the first two quarters of 2008. Nonperforming loans trended higher during the recent quarter, even though net charge-offs of loans were down slightly. Both remain at manageable levels. Most notable is the continued improvement of our regulatory capital ratios, which reflects the strength of our operating model and allows us to continue to invest and lend in the communities we serve.”
     In September, M&T resolved certain tax issues related to its activities in various jurisdictions that resulted in a reduction of income tax expense of $40 million in the recent quarter, thereby adding $.36 to diluted earnings per share.
     Diluted earnings per share were $1.83 and $1.44 in the third quarter of 2007 and the second quarter of 2008, respectively. Net income for those respective quarters was $199 million and $160 million.
     Supplemental Reporting of Non-GAAP Results of Operations. M&T consistently provides supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors

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understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, totaled $10 million ($.09 per diluted share) in each of the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007. There were no merger and integration-related expenses incurred during those quarters.
     Diluted net operating earnings per share and net operating income, which exclude amortization of core deposit and other intangible assets and merger-related expenses, were $.91 and $101 million, respectively, in the third quarter of 2008. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, that net operating income was .65% and 13.17%, respectively.
     Diluted net operating earnings per share totaled $1.92 in 2007’s third quarter and $1.53 in the second quarter of 2008. Net operating income was $209 million and $170 million in those respective quarters.
     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income totaled $493 million in the third quarter of 2008, 4% higher than $473 million in the year-earlier period. Growth in average loans and leases, which rose 11% to $48.5 billion in 2008’s third quarter from $43.8 billion in the third quarter of 2007, was the most significant contributor to the improvement. Such growth was attributable to increases in average outstanding balances in commercial loans, commercial real estate loans and consumer loans, and includes the impact of loans added in the fourth quarter of 2007 as a result of acquisitions. Also noteworthy was a 7% increase in average deposits, including a 12% rise in core deposits, from the third quarter of 2007 to the recent quarter. The growth in deposits also reflects the

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impact of the late - 2007 acquisitions. The favorable effect of higher loans and deposits on taxable-equivalent net interest income was partially offset by a year-over-year narrowing of the net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, which declined 26 basis points (hundredths of one percent) to 3.39% in 2008’s third quarter from 3.65% in the corresponding period of 2007. Nevertheless, M&T’s net interest margin in the recent quarter was unchanged from 2008’s second quarter, when taxable-equivalent net interest income was $492 million.
     Provision for Credit Losses/Asset Quality. The provision for credit losses was $101 million in the third quarter of 2008 and exceeded net charge-offs by $7 million. That was comparable to the $100 million provision in the second quarter of 2008, but was up from $34 million in the third quarter of 2007. Net charge-offs of loans totaled $94 million during the recent quarter, compared with $99 million in 2008’s second quarter and $22 million in the third quarter of 2007. Contributing to the increase in net charge-offs as compared with the year-earlier quarter were $33 million recorded in the recent quarter related to loans to builders and developers of residential real estate. There were $38 million of such loans charged off in the second quarter of 2008, while in 2007’s third quarter there were no such loans charged off. Net charge-offs of loans collateralized by first or second liens on residential real estate totaled $23 million during the recent quarter, compared with $21 million and $8 million in the quarters ended June 30, 2008 and September 30, 2007, respectively. Alt-A loans included in those net charge-offs were $15 million in each of the quarters ended September 30, 2008 and June 30, 2008, and $5 million in the quarter ended September 30, 2007. Indirect automobile loan net charge-offs were $13 million in the recent quarter, compared with $11 million and $7 million in the second quarter of 2008 and the third 2007

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M&T BANK CORPORATION
quarter, respectively. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .77%, .81% and .20% in the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007, respectively.
     Loans classified as nonperforming rose to $710 million, or 1.46% of total loans at September 30, 2008 from $371 million or .83% a year earlier, $447 million or .93% at December 31, 2007 and $587 million or 1.20% at June 30, 2008. Factors contributing to the rise in nonperforming loans from September 30, 2007 to September 30, 2008 were a $156 million increase in residential real estate loans and a $100 million increase in loans to builders and developers of residential real estate. The higher level of nonperforming residential real estate loans reflects a December 2007 change in accounting procedure whereby residential real estate loans previously classified as nonaccrual when payments were 180 days past due now stop accruing interest when payments become 90 days delinquent. The acceleration of the classification of such loans as nonaccrual increased nonperforming loans at September 30, 2008 and December 31, 2007 by $72 million and $84 million, respectively. Contributing to the increase in nonperforming loans from June 30, 2008 were the net additions of $64 million of commercial real estate loans (including $19 million of loans to residential real estate builders and developers) and $42 million of residential real estate loans.
     Loans past due 90 days or more and accruing interest were $96 million at the end of the recent quarter, compared with $140 million a year earlier. Included in these past due but accruing amounts were loans guaranteed by government-related entities of $90 million and $70 million at September 30, 2008 and 2007,

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M&T BANK CORPORATION
respectively. Assets taken in foreclosure of defaulted loans were $76 million at September 30, 2008, up from $22 million at September 30, 2007. The rise in such assets resulted from higher residential real estate loan defaults and recent quarter additions from residential real estate development projects.
     Allowance for Credit Losses. The allowance for credit losses was $781 million, or 1.60% of total loans, at September 30, 2008, up from $680 million, or 1.52%, a year earlier, and $759 million, or 1.58%, at December 31, 2007. The increase in the allowance as a percentage of loans reflects the impact of lower valuations of residential real estate and higher levels of borrower delinquencies. Reflecting the value of collateral securing M&T’s nonperforming loans, the ratio of the allowance for credit losses to nonperforming loans was 110%, 183% and 170% at September 30, 2008, September 30, 2007, and December 31, 2007, respectively.
     Noninterest Income and Expense. Noninterest income in the third quarter of 2008 aggregated $114 million, compared with $253 million in the year-earlier quarter. The recent quarter’s total reflects the non-cash, other-than-temporary impairment charge of $153 million (pre-tax) related to M&T’s holdings of preferred stock of Fannie Mae and Freddie Mac. Excluding that charge, other income in 2008’s third quarter was $266 million, or 5% higher than in the year-earlier quarter. That improvement was largely attributable to higher mortgage banking revenues, service charges on deposit accounts and credit-related fees. Reflected in other income during the third quarters of 2008 and 2007 were reductions of $14 million and $11 million, respectively, resulting from M&T’s pro-rata portion of the operating results of Bayview Lending Group, LLC (“BLG”), a privately-held commercial mortgage lender in which M&T invested on February 5, 2007.

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M&T BANK CORPORATION
Including expenses associated with M&T’s investment in BLG, most notably interest expense, that investment reduced M&T’s net income by approximately $11 million (after tax effect) in the third quarter of 2008, while a similar reduction amounted to $9 million in the third quarter of 2007. BLG’s operating results reflect losses incurred on sales of loans due to significant disruptions in the commercial mortgage-backed securities market. In response to the illiquidity in the marketplace, BLG has reduced its originations activities, scaled back its workforce and made use of its contingent liquidity sources.
     Noninterest expense in the third quarter of 2008 totaled $435 million, compared with $391 million in the third quarter of 2007. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $16 million in each of the third quarters of 2008 and 2007. Exclusive of those nonoperating expenses, noninterest operating expenses were $419 million in the recent quarter, compared with $375 million in the third quarter of 2007. The higher level of operating expenses in the recent quarter as compared with the year-earlier period was due largely to increased expenses for salaries, occupancy, professional services, advertising and promotion, and foreclosed residential real estate properties.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 55.2% in the third quarter of 2008, compared with 51.6% in the year-earlier period.

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M&T BANK CORPORATION
     Balance Sheet. M&T had total assets of $65.2 billion at September 30, 2008, up from $60.0 billion at September 30, 2007. Loans and leases, net of unearned discount, were $48.7 billion at September 30, 2008, compared with $44.8 billion a year earlier. Deposits aggregated $42.5 billion at the recent quarter-end, compared with $38.5 billion at September 30, 2007. Total stockholders’ equity was $6.4 billion and $6.2 billion at September 30, 2008 and 2007, representing 9.83% and 10.40%, respectively, of total assets. Common stockholders’ equity per share was $58.17 and $58.40 at September 30, 2008 and 2007, respectively. Tangible equity per common share was $27.67 at September 30, 2008, compared with $29.48 at September 30, 2007. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.4 billion and $3.1 billion at September 30, 2008 and 2007, respectively.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss third quarter financial results today at 10:00 a.m. Eastern Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or conference ID #63006736. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Thursday, October 23, 2008 by calling 800-642-1687, or 706-645-9291 for international participants, and by making reference to ID #63006736. The event will also be archived and available by 7:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.

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M&T BANK CORPORATION
     M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, other assets and collateral securing loans; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective

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basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Nine months ended
Amounts in thousands,	September 30			September 30
except per share	2008	2007	Change	2008	2007	Change
Performance

Net income	$91,185	199,187	-54%	$453,646	589,329	-23%

Per common share:
Basic earnings	$.83	1.86	-55%	$4.12	5.45	-24%
Diluted earnings	.82	1.83	-55	4.09	5.34	-23
Cash dividends	$.70	.70	—	$2.10	1.90	11

Common shares outstanding:
Average — diluted (1)	110,807	108,957	2%	111,000	110,342	1%
Period end (2)	110,313	106,807	3	110,313	106,807	3

Return on (annualized):
Average total assets	.56%	1.37%		.93%	1.37%
Average common stockholders’ equity	5.66%	12.78%		9.37%	12.69%

Taxable-equivalent net interest income	$493,499	472,800	4%	$1,470,615	1,395,234	5%

Yield on average earning assets	5.54%	6.94%		5.80%	6.94%
Cost of interest-bearing liabilities	2.50%	3.88%		2.80%	3.88%
Net interest spread	3.04%	3.06%		3.00%	3.06%
Contribution of interest-free funds	.35%	.59%		.38%	.60%
Net interest margin	3.39%	3.65%		3.38%	3.66%

Net charge-offs to average total net loans (annualized)	.77%	.20%		.65%	.19%

Net operating results (3)

Net operating income	$100,809	208,749	-52%	$486,767	620,101	-22%
Diluted net operating earnings per common share	.91	1.92	-53	4.39	5.62	-22
Return on (annualized):
Average tangible assets	.65%	1.51%		1.05%	1.52%
Average tangible common equity	13.17%	26.80%		21.10%	26.74%
Efficiency ratio	55.16%	51.64%		53.47%	52.24%

	At September 30
	2008	2007	Change
Loan quality
Nonaccrual loans	$688,214	356,438	93%
Renegotiated loans	21,804	14,953	46

Total nonperforming loans	$710,018	371,391	91%

Accruing loans past due 90 days or more	$96,206	140,313	-31%

Nonperforming loans to total net loans	1.46%	.83%
Allowance for credit losses to total net loans	1.60%	1.52%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects.

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Condensed Consolidated Statement of Income

	Three months ended			Nine months ended
	September 30			September 30
Dollars in thousands	2008	2007	Change	2008	2007	Change
Interest income	$801,354	893,014	-10%	$2,503,090	2,632,239	-5%
Interest expense	313,115	425,326	-26	1,049,369	1,252,212	-16

Net interest income	488,239	467,688	4	1,453,721	1,380,027	5

Provision for credit losses	101,000	34,000	197	261,000	91,000	187

Net interest income after provision for credit losses	387,239	433,688	-11	1,192,721	1,289,027	-7

Other income
Mortgage banking revenues	38,002	31,643	20	116,291	81,062	43
Service charges on deposit accounts	110,371	104,402	6	324,165	303,615	7
Trust income	38,789	38,168	2	119,519	112,691	6
Brokerage services income	16,218	14,978	8	48,902	46,844	4
Trading account and foreign exchange gains	4,278	7,279	-41	15,627	20,465	-24
Gain (loss) on bank investment securities	(152,273)	(138)	—	(124,247)	1,185	—
Equity in earnings of Bayview Lending Group, LLC	(14,480)	(11,294)	—	(28,766)	(5,594)	—
Other revenues from operations	72,812	67,861	7	226,071	212,231	7

Total other income	113,717	252,899	-55	697,562	772,499	-10

Other expense
Salaries and employee benefits	236,678	220,750	7	724,676	682,204	6
Equipment and net occupancy	47,033	42,091	12	141,050	126,036	12
Printing, postage and supplies	8,443	7,996	6	27,459	25,886	6
Amortization of core deposit and other intangible assets	15,840	15,702	1	50,938	50,515	1
Other costs of operations	126,769	103,989	22	336,054	297,575	13

Total other expense	434,763	390,528	11	1,280,177	1,182,216	8

Income before income taxes	66,193	296,059	-78	610,106	879,310	-31

Applicable income taxes (benefit)	(24,992)	96,872	—	156,460	289,981	-46

Net income	$91,185	199,187	-54%	$453,646	589,329	-23%

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	September 30
Dollars in thousands	2008	2007	Change
ASSETS
Cash and due from banks	$1,368,917	1,295,377	6%
Interest-bearing deposits at banks	13,604	8,503	60
Federal funds sold and agreements to resell securities	108,600	399,997	-73
Trading account assets	370,420	180,019	106
Investment securities	8,433,441	8,003,015	5
Loans and leases, net of unearned discount	48,693,543	44,778,472	9
Less: allowance for credit losses	780,683	680,498	15

Net loans and leases	47,912,860	44,097,974	9
Goodwill	3,192,128	2,908,849	10
Core deposit and other intangible assets	198,554	200,195	-1
Other assets	3,648,691	2,914,194	25

Total assets	$65,247,215	60,008,123	9%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits at U.S. offices	$8,332,060	7,565,762	10%
Other deposits at U.S. offices	28,408,485	24,719,291	15
Deposits at foreign office	5,760,748	6,188,126	-7

Total deposits	42,501,293	38,473,179	10
Short-term borrowings	2,929,242	4,920,901	-40
Accrued interest and other liabilities	918,029	859,847	7
Long-term borrowings	12,481,967	9,516,192	31

Total liabilities	58,830,531	53,770,119	9
Stockholders’ equity (1)	6,416,684	6,238,004	3

Total liabilities and stockholders’ equity	$65,247,215	60,008,123	9%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $462.1 million at September 30, 2008 and $86.7 million at September 30, 2007.

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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet and Annualized Taxable-equivalent Rates

	Three months ended					Nine months ended
	September 30					September 30
Dollars in millions	2008		2007		Change in	2008		2007		Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$9	1.09%	8	3.27%	17%	$9	1.32%	8	3.31%	16%

Federal funds sold and agreements to resell securities	102	2.01	248	5.47	-59	110	2.38	333	6.00	-67

Trading account assets	80	1.81	59	.98	35	73	1.40	60	1.09	22

Investment securities	9,303	5.01	7,260	5.04	28	9,000	5.10	7,120	5.03	26

Loans and leases, net of unearned discount
Commercial, financial, etc	13,882	5.09	12,239	7.25	13	13,664	5.42	12,051	7.25	13
Real estate — commercial	18,557	5.62	15,474	7.54	20	18,348	5.91	15,509	7.43	18
Real estate — consumer	4,964	6.01	5,915	6.47	-16	5,653	6.08	5,909	6.48	-4
Consumer	11,074	6.31	10,122	7.51	9	11,192	6.54	10,012	7.47	12

Total loans and leases, net	48,477	5.65	43,750	7.28	11	48,857	5.94	43,481	7.27	12

Total earning assets	57,971	5.54	51,325	6.94	13	58,049	5.80	51,002	6.94	14

Goodwill	3,192		2,909		10	3,193		2,909		10

Core deposit and other intangible assets	206		208		-1	222		224		-1

Other assets	3,628		3,420		6	3,734		3,398		10

Total assets	$64,997		57,862		12%	$65,198		57,533		13%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$484	.54	464	.84	4%	$493	.62	452	.94	9%
Savings deposits	18,191	1.29	14,908	1.67	22	17,710	1.40	14,890	1.66	19
Time deposits	9,318	3.08	9,880	4.70	-6	9,649	3.57	10,680	4.73	-10
Deposits at foreign office	3,837	1.94	4,324	5.11	-11	4,322	2.45	3,918	5.16	10

Total interest-bearing deposits	31,830	1.88	29,576	3.17	8	32,174	2.18	29,940	3.20	7

Short-term borrowings	5,392	2.08	5,228	5.19	3	6,468	2.73	5,213	5.27	24
Long-term borrowings	12,666	4.23	8,661	5.51	46	11,452	4.57	7,963	5.54	44

Total interest-bearing liabilities	49,888	2.50	43,465	3.88	15	50,094	2.80	43,116	3.88	16

Noninterest-bearing deposits	7,673		7,360		4	7,562		7,373		3

Other liabilities	1,021		851		20	1,077		835		29

Total liabilities	58,582		51,676		13	58,733		51,324		14

Stockholders’ equity	6,415		6,186		4	6,465		6,209		4

Total liabilities and stockholders’ equity	$64,997		57,862		12%	$65,198		57,533		13%

Net interest spread		3.04		3.06		3.00			3.06
Contribution of interest-free funds		.35		.59		.38			.60
Net interest margin		3.39%		3.65%		3.38%			3.66%

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M&T BANK CORPORATION
Reconciliation of Quarterly GAAP to Non-GAAP Measures

	Three months ended			Nine months ended
	September 30		June 30	September 30
	2008	2007	2008	2008	2007
Income statement data
Amounts in thousands, except per share
Net income
Net income	$91,185	199,187	160,265	453,646	589,329
Amortization of core deposit and other intangible assets (1)	9,624	9,562	10,096	30,961	30,772
Merger-related expenses (1)	—	—	—	2,160	—

Net operating income	$100,809	208,749	170,361	486,767	620,101

Earnings per share
Diluted earnings per common share	$.82	1.83	1.44	4.09	5.34
Amortization of core deposit and other intangible assets (1)	.09	.09	.09	.28	.28
Merger-related expenses (1)	—	—	—	.02	—

Diluted net operating earnings per share	$.91	1.92	1.53	4.39	5.62

Balance sheet data
Dollars in millions
Average assets
Average assets	$64,997	57,862	65,584	65,198	57,533
Goodwill	(3,192)	(2,909)	(3,192)	(3,193)	(2,909)
Core deposit and other intangible assets	(206)	(208)	(222)	(222)	(224)
Deferred taxes	28	21	31	31	24

Average tangible assets	$61,627	54,766	62,201	61,814	54,424

Average equity
Average equity	$6,415	6,186	6,469	6,465	6,209
Goodwill	(3,192)	(2,909)	(3,192)	(3,193)	(2,909)
Core deposit and other intangible assets	(206)	(208)	(222)	(222)	(224)
Deferred taxes	28	21	31	31	24

Average tangible equity	$3,045	3,090	3,086	3,081	3,100

(1)	After any related tax effect.